Exhibit 10.20
BioTrove, Inc.
12 Gill Street
Suite 4000
Woburn, MA 01801-1728
March 28, 2007
Gregory C. Critchfield
6170 Murdoch Woods Place
Holladay, UT 84121
Re: Payment of Director Fees
Dear Greg:
     As a non-employee director of BioTrove, Inc., a Delaware corporation (the “Company”), effective as of the date you are elected to the Board of Directors (the “Effective Date”) so long as you remain a non-employee director of the Company, you are entitled to receive (i) an annual retainer of $12,000 (pro rated for partial periods) (“Board Annual Retainer”), (ii) $2,000 for each Board of Directors’ meeting of the Company attended in person (“Board Meeting Compensation”) and (iii) $500 for each meeting of the Company attended by telephone in excess of one hour (“Board Phone Call”). You are also entitled to receive reimbursement for reasonable out-of-pocket expenses incurred in the performance of your duties as a director of the Company (“Reasonable Expenses”). All payments of the Board Annual Retainer, Board Meeting Compensation, and Board Phone Call (collectively, “Board Compensation”) shall be payable to you within thirty (30) days of the end of the fiscal year of the Company and shall be payable to you with Series B-1 Convertible Preferred Stock, $0.01 par value per share, of the Company at the price per share of $2.99 or, at the sole discretion of the Company’s Board of Directors, payable in such shares of capital securities of the Company as shall be issued in its next round of equity financing at the same price per share as such securities shall be issued (collectively, the “Compensation Shares”). The Compensation Shares shall be issued pursuant to the Company’s standard restricted stock agreement. In connection with the issuance of the Compensation Shares, you will required to become a party to any shareholders agreement to which such shares may be subject. All Reasonable Expenses shall be paid to you on a reasonable schedule set by the Company’s Chief Financial Officer. In addition to the Compensation Shares, the Company shall grant to you 6,000 shares of the Company’s Common Stock, $0.01 par value per share, at a fair market value equal to $0.50 per share. The Common Stock shall be subject to vesting and shall vest monthly over twenty-four (24) months from the date of your election (the initial term of your election to the Board of Directors). The Common Stock will be issued to you pursuant to the Company’s standard restricted stock agreement.
     The issuance of the capital securities of the Company to you involves complex and substantial tax considerations, including, without limitation, consideration of the advisability of

Gregory C. Critchfield
March 28, 2007

making an election under Section 83(b) of the Internal Revenue Code. You agree that you have consulted your own tax advisor with respect to the transactions described in this letter. The Company makes no warranties or representations whatsoever to you regarding the tax consequences of the issuance of the shares of capital securities issued (or as shall be issued) to you as described in this letter.
Please indicate your agreement to the foregoing by executing this letter agreement in the place indicated.

Very truly yours, BIOTROVE, INC.
By:	/s/ Robert Ellis
Robert Ellis
Chairman

Agreed and consented to
as of the date above written:

/s/ Gregory C. Critchfield
Gregory C. Critchfield